Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-210463) of our report dated April 14, 2020, with respect to the consolidated financial statements of Lifeway Foods, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for each of the years then ended, and our report dated April 14, 2020, relating to the effectiveness of internal controls over financial reporting as of December 31, 2019 of Lifeway Foods, Inc. included in the Annual Report on Form 10-K of Lifeway Foods, Inc. as of and for the year ended December 31, 2019.

/s/ Mayer Hoffman McCann P.C.

Chicago, Illinois

April 14, 2020